                                   EXHIBIT 5.1

                         [COOLEY GODWARD LLP LETTERHEAD]

January 24, 2000

Inhale Therapeutic Systems, Inc
150 Industrial Road
San Carlos, CA 94070

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Inhale Therapeutic Systems, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, of the resale by the holders thereof of a total of $108,450,000 principal amount 6 3/4% Convertible Subordinated Debentures due October 13, 2006 (the "Debentures") and the shares of Common Stock issuable upon conversion thereof (the "Shares"). The Debentures were issued pursuant to the Indenture dated October 13, 1999 between the Company and Chase Manhattan Bank and Trust Company, National Association (the "Indenture").

In connection with this opinion, we have examined copies of the Indenture, the Debentures and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to our opinion as to the enforceability of the Debentures, we have relied upon the opinion of Sullivan & Cromwell.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Debentures constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principals of equity, and by an implied covenant of good faith, and (ii) upon issuance upon conversion of the Debentures in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ Mark P. Tanoury

Mark P. Tanoury